Exhibit 99.2

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON (904) 598-7422

REGENCY CENTERS ANNOUNCES PRICING OF 10,000,000 6.625% SERIES 6 CUMULATIVE

REDEEMABLE PREFERRED SHARES

Jacksonville, Fla. (February 7, 2012) — Regency Centers Corporation (NYSE:REG; “Regency” or “The Company”) announced today the pricing of an underwritten public offering of 10,000,000 shares of newly issued 6.625% Series 6 Cumulative Redeemable Preferred Shares (“Series 6 Stock”) at a price of $25 per share, resulting in gross proceeds of $250.0 million. We estimate that the net proceeds, after deducting the underwriting discount and before other estimated offering expenses payable by us, will be approximately $242.1 million. The offering is expected to close on or about February 16, 2012. Regency will file an application to list the Series 6 Stock on the New York Stock Exchange.

Regency will use the net proceeds for general corporate purposes and (i) the purchase of 7.45% Series D Cumulative Redeemable Preferred Limited Partnership Units; (ii) the redemption of 7.45% Series 3 Cumulative Redeemable Preferred Shares; and (iii) the redemption of 7.25% Series 4 Cumulative Redeemable Preferred Shares.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. J.P. Morgan Securities LLC and RBC Capital Markets, Inc. are acting as joint lead managers. Morgan Keegan & Company, Inc., PNC Capital Markets LLC and US Bancorp Investments Inc. are acting as senior co-managers for the offering. Comerica Securities Inc., Mitsubishi UFJ Securities (USA) Inc., Mizuho Securities USA Inc. and SMBC Nikko Capital Markets Limited are acting as junior co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered shares, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This offering of Regency Centers Corporation’s preferred shares is being made solely by means of a prospectus supplement and accompanying prospectus.

A copy of the prospectus supplement and accompanying prospectus related to the offering will be filed with the Securities and Exchange Commission and can be obtained, when available, by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, by calling toll-free 800-294-1322 or by email at dg.prospectus_requests@baml.com, or Wells Fargo Securities, LLC, Attn: Syndicate Operations, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, by calling toll-free 800-326-5897 or by e-mail at cmclientsupport@wellsfargo.com.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2011, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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